Exhibit 99.1

Conference Call Transcript

RLI Corp.  — Earnings Conference Call — 2nd Quarter 2014

July 17, 2014  //  10:00 am (CT)

PARTICIPANTS

Corporate Participants

Jonathan E. Michael — Chairman and Chief Executive Officer

Michael J. Stone — President and Chief Operating Officer (RLI Insurance Company)

Craig W. Kliethermes — Executive Vice President, Operations (RLI Insurance Company)

Thomas L. Brown — Vice President and Chief Financial Officer

Aaron H. Jacoby — Vice President, Corporate Development

Other Participants

Name	Affiliation

Arash Soleimani	Stifel, Nicolaus & Co., Inc.
Scott G. Heleniak	RBC Capital Markets LLC
Ken G. Billingsley	Compass Point Research & Trading LLC

RLI CORP.

Moderator: Aaron Jacoby

July 17, 2014

10:00 a.m. (CT)

Operator:  Good morning, and welcome, ladies and gentlemen, to the RLI Corp. second quarter earnings teleconference. At this time, I would like to inform you that this conference is being recorded and that all participants are in a listen-only mode. At the request of the company, we will open the conference up for questions and answers after the presentation.

Before we get started, let me remind everyone that through the course of the teleconference, RLI management may make comments that reflect their intentions, beliefs and expectations for the future. As always, these forward-looking statements are subject to certain risk factors, which could cause actual results to differ materially. These risk factors are listed in the company’s various SEC filings, including in the Annual Form 10-K, which should be reviewed carefully. The company has filed a Form 8-K with the Securities and Exchange Commission that contains the press release announcing second quarter results.

RLI management may make reference during the call to operating earnings and earnings per share from operations, which are non-GAAP measures of financial results. RLI’s operating earnings and earnings per share from operations consist of net earnings after the elimination of after-tax realized investment gains or losses. RLI’s management believes this measure is useful in gauging core operating performance across reporting periods but may not be comparable to other companies’ definitions of operating earnings. The Form 8-K contains reconciliation between operating earnings and net earnings. The Form 8-K and press release are available at the company’s website at www.rlicorp.com.

I will now turn the conference over to RLI’s Vice President, Corporate Development, Mr. Aaron Jacoby. Please go ahead, sir.

Aaron Jacoby:  Thank you. Good morning to everyone. Welcome to the RLI earnings call for the second quarter of 2014. Joining me on today’s call are Jon Michael, Chairman and CEO; Mike Stone, President and Chief Operating Officer; Tom Brown, Vice President and Chief Financial Officer; and Craig Kliethermes, Executive Vice President, Operations.

I’m going to turn the call over to Tom first to give some brief opening comments on the quarter’s financial results. Then, Mike and Craig will talk about operations and market conditions. Next, we’ll open the call to questions, and Jon will finish up with some closing comments. Tom?

Tom Brown:  Thanks, Aaron. Good morning. Thank you for joining us today. We are pleased to announce another solid earnings quarter on the strength of both underwriting and investment results. Starting with our most important metric, we posted an 84 combined ratio in the quarter, which is consistent with what we achieved in the second quarter last year.

Profits were strong across each segment, with Casualty at an 83, Property at a 95, and Surety at a 69 combined ratio. Reserve releases benefit both the Casualty and Surety segments. Property had a $6.8 million of spring storm-related losses, lower than last year’s second quarter but in line with our expectations, given the weather events during the quarter. Ultimately, this quarter was a testament to our underwriting discipline.

On the premium side, gross premium was up 3% and net premium was up 4%. Our Casualty products continue to offer the best relative growth opportunities, a function of both market conditions and recent initiatives. Property and Surety were roughly flat in the quarter, which we consider a good result in light of continued challenging competitive conditions that Mike and Craig will elaborate on.

Turning to investments, there were several positive trends in the quarter, including the 8.8% growth in investment income, our second consecutive quarter of such growth. In addition, both the fixed income and equity portfolios turned in positive total returns, enabling a combined portfolio total return of 3% for the quarter and 5.8% year-to date.

Not to be left out, Maui Jim also had excellent results in the quarter, contributing $5.7 million of investee earnings, up 24% from last year. Ultimately, the combination of underwriting and investment results drove operating earnings per share of $0.66, up 5% from last year, and book value per share growth of 4.9% in the quarter, bringing year-to-date book value growth to 11%.

I’ll now turn over the discussion to Mike Stone. Mike?

Mike Stone:  Thanks, Tom. I’m going to talk a little bit about the insurance market and what we’re seeing. First, another outstanding underwriting quarter with an 84 combined ratio. Gross written premium up 3%, net up 4%. You might think more of the same, boring, but I assure you this doesn’t result without hard work, skillful underwriting and superior claim handling.

The market, it’s tough out there, but we continue to find new opportunities and have been able to effectively manage our renewal books. Casualty, 82 combined ratio with gross written premium up 7% in the quarter or 8% year-to-date, still some good pockets of opportunity. Our GL or General Liability, that’s our primary liability, surplus lines book was up 2%, as we are still getting a better rate in some sub-parts and are benefiting from increased construction activity.

Transportation was up 5% gross written premium, as we continue to see more opportunities due to the exit by a number of our competitors late last year. And our professional services group, the products basically are architects and engineers, gross written premium up about 15%, as we build out our footprint in this space and I might add that we eked out a small underwriting profit this quarter.

And the package business that we’ve been building to augment professional liability in contractors was up about 20% in the quarter. We expect that to continue to roll as we build out this business. All in all, Casualty is still a positive story.

Property, a different matter. Can’t read a trade publication without some mention of alternative capital and what it’s doing in this space, especially the Cat space, but — and I emphasize but — we have an excellent reputation, deep relationships with producers, and most importantly, superior underwriting and claim talent, and we will continue to perform well in this tough environment.

Our DIC business, gross written premium down 8%, but we’re still making our margins and we are well within our exposure tolerances. We have a long-term presence in this space and we will continue to maintain the business here, even as we reduce our exposures with the rates coming down and our premium being tough.

Our fire and wind business, down 3% gross written premium, again, making our margins in well within our exposure tolerances. I won’t say we’re waiting for an event, but we’re well prepared to manage following one. In marine, gross written premium down 14% as we complete our re-underwriting of this book. We believe we have this business on the right track and are prepared to grow it if the market will cooperate.

Surety business, competition intensifies and I’ll say that again, we continue to perform very well with a 69 combined ratio with gross written premium being flat. We have a well diversified product mix, good geographic spread with deep underwriting talent and producer relationships. We will continue to slug it out in this space. I’ll say it again, as I have in the past, as new competitors enter the Surety space, it’s really not that easy. We have deep underwriting skills, superior technology and producer relationships built over the past quarter century.

We’ll still be in this place thriving, when others run away, not unlike the transportation business. So, overall, excellent underwriting quarter, a testament to all of our associates, and I would like to thank each and every one of them for their effort and performance. This does not get ho-hum to me.

Now, Craig will talk about rates, Crop — that’s with an ‘O’ — and reinsurance.

Craig Kliethermes:  Thank you, Mike. First on the pricing front, I think we would view pricing overall, as it’s — we’ve seen some plateauing and an increasingly competitive market, driven mainly, we believe, by benign loss treads, lack of shock losses and cheaper capital that’s available to us and also competing with us.

We could bucket our pricing into a couple groups. We still have some spots that are strong but slowing a bit, in our umbrella space, transportation. Auto, in general, is still — the pricing is pretty good. In our marine business, we continue to get mid-single digit price increases.

In a more moderate group, our package businesses, our fire non-Cat businesses and our personal — Specialty Personal Line businesses, flat, but at least covering trend, loss trend. So we’re still pretty positive about those.

And then there’s a group that we call the weakening group, which is some of the E&S space on the Casualty particularly, the D&O space on an excess side, and our medical professional as we’re starting to feel that as we are running through renewals now, we’re seeing some decreases run through that business that we bought. And particularly, as Mike mentioned in the Cat space, that is becoming increasingly competitive.

On the reinsurance front, which does tie in here, obviously, we placed three treaties during this quarter. It’s about — makes up about 25% of the placements from a premium perspective during the year. That covers our marine, our D&O and our earthquake DIC treaties. We were fortunate to receive about a 15% to 20% exposure just to decrease on those treaties. So we are the benefactor of that, although we are concerned — increasingly concerned about the spillover effect as people will be — our competitors seem to be willing to give back that fairly quickly, and we’d rather hold onto that for as long as we could.

We did receive better turns, we would say, across the board in addition to the rate decreases in regards to we’re able to buy down our retention on our marine business covering Cat. So we had a little more coverage for still less premiums. So we feel pretty good about that result.

You can see in our numbers, also the net written premium continues to grow at a little bit faster pace than our gross written premium, mainly because of some of the restructuring we’ve done in our reinsurance treaties over the last couple years, as well as the benefit of the rate decreases that we’ve received.

Mike had asked me to talk a little bit about Crop. Crop is — there’s not a lot to say at this point in the year. Premium is down a little bit in Crop, 4% or 5% on a gross basis. That’s mainly driven by crop prices are down, as you’ve probably noticed. Also the government has decided to lower rates again. So the rate the farmer pays relative to that price is down. Although offsetting that somewhat is farmers — we’ve seen a trend that farmers are actually buying up more coverage since they’re saving, much like you’re seeing cedents do, on the reinsurance side. They’re spending about close to the same amount of money, but they’re just buying down their deductibles some. Weather looks good so far. Hail, there has been a little bit of hail activity this year, which has led to — but in line with the past years on the hail, but certainly the weather looks good for the main MPCI business, and crops are growing well. Of course, we still need heat and rain.

So, finally, just on other new products, Mike mentioned that a bit, our professional liability business, our CBIC acquisition and integration, the Prime business that we acquired, security guards, RV, environment, all these things are businesses that we’ve invested in recently in the last three to five years. We’re seeing very good traction in that business and seeing a lot of growth coming from that over time.

With that, I’ll turn that over to Aaron.

Aaron Jacoby:  Thanks, Craig. We can now open the call up for questions.

Operator:  Thank you. [Operator Instructions] And we will take the first question from Arash Soleimani [Stifel, Nicolaus & Co.]. Please go ahead. Your line is open.

Arash Soleimani:  Hi, thanks. Just a couple quick questions. First, I know obviously reinsurance capacity has been impacting primary property rates, but to what extent — you sort of touched on this. But to what extent do you expect it’s a spillover into Casualty and sort of impacting pricing there?

Mike Stone:  This is Mike Stone. I’ll give it a try. I think it probably will at some point in time. I think it really depends on the performance in the property side. A big event might slow things down quite a bit. So I think it’s a little early to make any accurate prediction in that space. I think it really will depend on how things perform over the next probably 18 months. And if it performs well, I would suspect we’ll see some entry there. It’s a lot more difficult. It takes more than a model and somebody pushing a button to evaluate casualty risks. And it’s long tail. They don’t tend to be a long tail from the standpoint of returns. So it will be a bit more difficult. But like I said, I think if their performance turns out to be pretty good, then we’ll probably see some of them try it, but it’s a little early.

Arash Soleimani:  Okay. Thanks. That’s helpful. I know it’s still early for this too, but I just wanted to see if you have any preliminary thoughts on your willingness at your end to continue your special dividends?

Jon Michael:  Yeah. We’ll evaluate that. We continually evaluate that and will evaluate it before the end of the year.

Arash Soleimani:  Thanks. And lastly, was there anything in particular that drove Maui Jim’s strong performance or …?

Jon Michael:  Maui Jim continues to perform well. Their sales are up nicely, margins have improved for Maui Jim and it’s showing up in the earnings.

Arash Soleimani:  Okay. Perfect. All right. Well, thank you so much.

Operator:  [Operator Instructions]. And we’ll go next to Scott Heleniak [RBC Capital Markets]. Please go ahead, your line is open.

Scott Heleniak:  Yeah. Hi, good morning. Just had a couple quick questions. The first is on Casualty, just wondering what — how much more runway do you think you have for growth there in some of the lines that you guys have been growing in nicely over the past couple quarters? Do you kind of expect that to continue or do you see some of the competition you’re talking about kind of spilling over to casualty into the second half of 2014 and into 2015?

Craig Kliethermes:  This is Craig, Scott. I think we continue to expect to see momentum. We’ve seen momentum in that space for the last — at least over the last two years. That’s where a lot of our smaller investments, I guess, have been in businesses, but we tend to like to grow things a little slowly and make sure — gain confidence over time that we’re doing it, particularly in this market because it’s challenging. But I think we’ll continue to see growth there because we’re continuing to expand relationships with producers and geographic areas. So I think you’ll continue to see that.

Mike Stone:  And this is Mike Stone. Just to augment that, our package business that we spend a lot of time, made a lot of investment on, we’ve finally got that completed in all 50 states. So we’re up and running. So we would expect some momentum there, but like Craig said, it’s not going to be rapid growth. It’s going to be a moderate, controlled. But we like those new businesses.

Scott Heleniak:  Okay. And then just had a quick question too about the property premiums, which was pretty much flat to down a little bit in the quarter. I know they’ve been weaker over the past two or three quarters, and obviously pricing is under pressure there. So just wondering where you saw the opportunities or why we didn’t see a bigger decline there. Or if you can touch on the premium trends there.

Craig Kliethermes:  Sure. Scott, this is Craig. Our RV business that we have invested in the specialty personal space, that’s really built momentum and actually we’ve taken even rate increases in that space recently. So almost all the property growth is coming out of that investment and offset some of the declines in some other spaces.

Scott Heleniak:  Okay. And just had one more question just on the investment income side. The investment income has been up sort of — I think first quarter was up 5%, this quarter up 9%. And is there anything that’s driving that just beyond higher invested asset balances? Are you getting any benefit from any dividends and portfolio or anything else that we should be thinking of?

Tom Brown:  Maybe I’ll touch on your last question first on the dividend. Nothing to distinguish in the dividend space. I think it’s the — primary driver is we’re up about $90 million since year-end on the investment portfolio. And we are seeing reinvestment rates approximately where we were on our book yield, a little over 3%. So we’re moderating there as I think the market cycle has stabilized a bit, and we have made a little bit of a push into some maybe perhaps higher yield but a very modest amount allocated to that sector.

Scott Heleniak:  Okay. Thanks a lot.

Operator: And we’ll go next to Ken Billingsley [Compass Point Research & Trading]. Please go ahead, your line is open.

Ken Billingsley:  Good morning. Thanks for taking my call. I wanted to follow up on the Property business. The accident-year loss ratio improved pretty dramatically year-over-year, and given where rates have been, is that all rate-driven, or can you talk about maybe what’s driving that big improvement?

Craig Kliethermes:  This is Craig, Ken. I think most of that would be driven by mix.

Ken Billingsley:  So the mix, you said? So, where are you seeing specifically more growth or where are you paring down versus another area?

Craig Kliethermes:  On the property side?

Ken Billingsley:  Yeah.

Craig Kliethermes:  Our RV business continues to grow, as I mentioned. And our marine space has continued to shrink, which has had a higher loss ratio historically. So you’ve kind of got both those things moving in the opposite direction so you can imagine how that mix might have a pretty big impact.

Ken Billingsley:  Okay. And then on — it’s kind of a follow-up on opportunities. In other words, focus is just on the property side. We talked about RV in the last question. Given where rates are and where reinsurance is likely to be for the next 18 to 24 months, are there any lines of business, either that you are currently active in or looking at, that you think that might have an opportunity for the market, given where pricing is or reinsurance opportunities may exist?

Mike Stone:  Ken, this is Mike Stone. You’re talking about the property space?

Ken Billingsley:  Anywhere. Just opportunities for RLI in general. Like, where do you — I mean, looking at your capital that you have, to deploy that capital, where do you guys see yourself moving?

Mike Stone:  Well, again, I think the casualty business continues to be a positive story. We — a lot of our new opportunities are in the casualty space that we would expect to grow out over the next 12 to 24 months. And our E&S business continues to perform well. There’s pockets of opportunities there that, some under-served areas, that we are — I don’t like the word “exploiting,” we are thinking — optimizing, if you will.

And we see other products. I mean, we’ve entered some healthcare space and we would expect to grow that out over time. That’s a casualty product. So we think casualties will continue to perform and continue to provide opportunities. And you never know on property. Property is much more volatile, subject to much more volatility. I mean, an event — I don’t think one relative event will change things markedly, but it might put a halt to the slide. It might change the appetite of some alternative capital. So 12 to 24 months, a lot of things can happen in that space.

Same thing in Surety. All of a sudden you can see some surety losses that will change the underwriting appetite and the ardor of some of these new entrants.

Ken Billingsley:  And just to clarify, I thought maybe I wrote this wrong down, Craig has said that one of the weakening groups was E&S space, but you are saying that you’re seeing some opportunities?

Mike Stone:  Yeah, it is — let me clarify so that we’re — Craig and I are saying the same thing. All I’m saying is there’s pockets of opportunity. So we’re seeing opportunities in some areas where we are getting some rates. So, for example, the OL&T space, commercial umbrella in certain areas. Overall, it’s trending a little negative, but there’s pockets of opportunities. If those opportunities expand, and we see some likelihood that they might, then things will look up. Again, the E&S space is also subject to a little bit more volatility, more new entrants, people exiting, people get in trouble. We saw that in 2013. So I would suspect that you might see some more of that as time goes on.

Ken Billingsley:  Very good. Thank you for taking my questions.

Operator:  [Operator Instructions]. And if there are no further questions, I’ll now turn the conference back to Mr. Jonathan Michael.

Jon Michael:  Thank you. Thanks very much. Good quarter, good earnings. Premiums earned were up over 9% for the quarter; a little bit more than that year-to-date, nearly 10%. Revenue was up 13%. Our book value increased year-to-date, 11%. So a very good first half for us. The market, as we mentioned, got new capital in the market reflective of the reinsurance pricing decreases that we’ve seen in the last 18 months really and that continues. But on the positive side, we do have new products that are helping to offset some of the competition that we’re seeing, especially in the E&S space and others.

So, thanks very much for attending, and we look forward to talking to you next quarter. Bye.

Operator:  Ladies and gentlemen, if you wish to access the replay for this call, you may do so by dialing 1-888-203-1112 with an ID number of 2222171. This concludes our conference for today. Thank you for participating and have a nice day. All parties may now disconnect.

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